Exhibit 99.1

NEWS RELEASE

Company contact: Steve Bailey FLIR Systems, Inc. (503) 684-3731 www.flir.com	Investor Contact: Neil Berkman Associates (310) 277-5162 info@BerkmanAssociates.com

Company Authorized To Repurchase Up To 1.5 Million Shares

FLIR Systems Announces Record Third Quarter Financial
Results; Increases Earnings Guidance For 2002

Net Earnings Increase 73% On 36% Increase In Revenue
Cash From Operations Reaches $23 Million

PORTLAND, Ore.—October 17, 2002—FLIR Systems, Inc. (NASDAQ:FLIR) announced today that net earnings for the third quarter ended September 30, 2002 increased 73% to a third quarter record $10.7 million, or $0.60 per diluted share. This compares to net earnings for the third quarter of 2001 of $6.2 million, or $0.38 per diluted share. Revenue increased 36% to a third quarter record $64.5 million from $47.5 million for the same period last year.

For the nine months, 2002 net earnings increased 84% to $28.9 million, or $1.62 per diluted share, from $15.7 million, or $1.01 per diluted share, for the nine months of 2001. Revenue for the nine month period increased 25% to $186.2 million from $149.4 million for the same period last year.

The increase in revenue for the third quarter of 2002 reflected higher sales of FLIR’s imaging products, particularly its airborne and ground-based imaging systems, which increased 48% over the same period last year, and an increase in sales of the Company’s thermography products, which increased 19% over the same period last year. Gross margins were 53% compared to 55% for the same period last year. Earnings from operations increased 44% to $12.8 million, or 20% of revenue, for the 2002 third quarter compared to $8.9 million, or 19% of revenue, for the third quarter of 2001.

“In addition to excellent revenue and earnings growth from both our Imaging and Thermography Divisions for the third quarter, we also achieved a 20 percent operating margin and generated a record $23 million in cash from operations, underscoring the strength of our balance sheet. This puts us in an excellent position as we enter the fourth quarter and 2003,” said FLIR President and CEO Earl R. Lewis.

Announces Authorization To Repurchase Shares

The Company also announced that the Board of Directors has approved the repurchase of up to 1.5 million shares of FLIR common stock from time to time in open market or private transactions at the sole discretion of management. “In the interests of building value for our shareholders, we believe that it makes sense for the Company to have the flexibility to repurchase shares whenever we see an opportunity to do so on favorable terms,” Lewis said.

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The Forward Looking Infrared Company

FLIR Systems, Inc. – 16505 SW 72nd Avenue – Portland, OR 9722 – USA
Telephone:  +1(800) 322 3731 – www.flir.com

FLIR Systems Announces Record Third Quarter Financial Results; Authorizes
Stock Repurchase Program
October 17, 2002

Increases Earnings Guidance for 2002

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially.

Lewis concluded, “Based on FLIR’s performance during the first nine months of the year and our strong backlog, we are increasing our earnings guidance for 2002 to approximately $2.30 per diluted share. We expect revenue for the year to be approximately $260 million.” In its first quarter earnings press release dated April 24, 2002, the Company provided earnings guidance for 2002 in the range of $2.20 to $2.25 per diluted share and revenue guidance in the range of $250 to $260 million.

Forward-Looking Statements

The statements in this release by Earl R. Lewis are forward-looking statements that are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for the Company’s products, product mix, the timing of customer orders and deliveries, the impact of applicable export regulations, the impact of competitive products and pricing, constraints on supplies of critical components, excess or shortage of production capacity, actual purchases under agreements, the availability and amount of government contracts and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2001. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release

Conference Call

FLIR has scheduled a conference call at 11:00 AM EDT (8:00 AM PDT) today. A simultaneous Web Cast of the conference call may be accessed online at http://www.companyboardroom.com/company.asp?client=cb&ticker=flir or from the Investor Relations page at http://www.FLIR.com. A replay will be available approximately one hour after the Web Cast at these same Internet addresses. For a telephone replay, dial (800) 633-8284, reservation # 20679609 beginning after 1:00 PM EDT (10:00 AM PDT).

About FLIR Systems

FLIR Systems, Inc. is a world leader in the design, manufacture and marketing of thermal imaging and stabilized camera systems for a wide variety of thermography and imaging applications including condition monitoring, research and development, manufacturing process control, airborne observation and broadcast, search and rescue, drug interdiction, surveillance and reconnaissance, navigation safety, border and maritime patrol, environmental monitoring and ground-based security. Visit the company’s web site at www.FLIR.com

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FLIR SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended June 30,
	2002	2001	2002	2001
Revenue	$64,455	$47,499	$186,147	$149,366
Cost of goods sold	30,632	21,537	88,208	67,418

Gross profit	33,823	25,962	97,939	81,948
Operating expenses:
Research and development	6,211	6,053	19,759	18,793
Selling, general and administrative	14,794	11,005	43,374	37,857

Total operating expenses	21,005	17,058	63,133	56,650
Earnings from operations	12,818	8,904	34,806	25,298
Interest expense	390	2,846	1,533	8,304
Other income, net	(101)	(180)	(697)	(418)

Earnings before income taxes	12,529	6,238	33,970	17,412
Income tax provision	1,879	65	5,096	1,741

Net earnings	$10,650	$6,173	$28,874	$15,671

Net earnings per share:
Basic	$0.63	$0.41	$1.72	$1.06

Diluted	$0.60	$0.38	$1.62	$1.01

Weighted Average shares outstanding:
Basic	16,875	15,130	16,774	14,802

Diluted	17,757	16,223	17,794	15,587

FLIR SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS
(In thousands, except par value)
	September 30, 2002	December 31, 2001
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$27,720	$15,514
Accounts receivable, net	52,613	57,965
Inventories	49,533	46,560
Prepaid expenses and other current assets	15,083	11,548
Deferred income taxes	8,834	8,834

Total current assets	153,783	140,421
Property and equipment, net	12,879	10,806
Deferred income taxes, net	15,087	15,087
Intangible assets, net	16,676	16,811
Other assets	2,962	1,913

	$201,387	$185,038

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable	$—	$23,370
Accounts payable	18,929	18,428
Deferred revenue	5,314	5,314
Accrued payroll and other liabilities	27,091	22,538
Accrued income taxes	3,165	747
Current portion of capital lease obligations	3	584

Total current liabilities	54,502	70,981
Pension and other long-term liabilities	6,432	9,209
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; no shares issued at September 30, 2002, and December 31, 2001	—	—
Common stock, $0.01 par value, 30,000 shares authorized, 16,887 and 16,555 shares issued at September 30, 2002, and December 31, 2001, respectively	169	165
Additional paid-in capital	200,709	194,338
Accumulated deficit	(55,990)	(84,864)
Accumulated other comprehensive loss	(4,435)	(4,791)

Total shareholders’ equity	140,453	104,848

	$201,387	$185,038

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